Exhibit 10.38

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is made as of June 20, 2008 by and among OurPet’s Company (the “Company”), Senk Properties, an Ohio general partnership, and Dr. William M. Fraser (each a “Contributor” and collectively, the “Contributors”).

Recitals

WHEREAS, the Company is involved in litigation on certain of its SmartScoop™ products and will be incurring expenses with respect to such litigation (the “Litigation”); and

WHEREAS, Contributors previously loaned in the aggregate $100,000.00 to the Company (the “Previous Loan”) to be used for expenses related to the Litigation (“Litigation Expenses”).

WHEREAS, Contributors have agreed to initially loan in the aggregate an additional $15,000 and may loan in the aggregate up to an additional $75,000 (inclusive of the $15,000) to the Company to further support the Litigation Expenses (the “Loan”). In connection with and as an inducement to make such Loan, the Company will issue warrants to each Contributor and further will replace certain warrants issued to each Contributor in connection with the Previous Loan with new warrants at a revised exercise price (the “Replacement Warrants”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Loan. Upon receipt of the Loan from the Contributors, the Company shall issue a promissory note to each Contributor in the principal amount of such Contributor’s share of the Loan, upon the terms and conditions set forth in the form of promissory note attached hereto as Exhibit A and incorporated herein by reference (the “Note”). Payment on each Note would be thirty-six (36) months after the date such note was issued, with the option to prepay without penalty. In the event the Company desires to prepay a portion of the Loan, such prepayment shall be made pari passu to all Contributors. Furthermore, in the event the Company raises additional capital through equity or convertible financing equal to or greater than One Million Five Hundred Thousand Dollars ($1,500,000), then, subject to Section 3 below, to the Company shall repay the interest and principal outstanding under the Notes in accordance with the terms set forth in the Notes.

2. Warrants. In connection with the Loan, the Company shall issue warrants (“Warrants”) to each Contributor as follows: for each two dollars ($2.00) loaned, the Contributor would receive one Warrant, exercisable at $0.50 per share for a period of five (5) years. The Company shall also issue the Replacement Warrants to each Contributor exercisable at the Exercise Price, for a period of five (5) years, and the earlier warrants issued in connection with the Previous Loan shall be extinguished. The number of Replacement Warrants to which each Contributor shall be entitled to receive shall be calculated proportionately based upon the ratio of Contributor’s current Loan to the Company to its Previous Loan, not to exceed the number of warrants issued in connection with the Previous Loan.

3. Conversion of Loan. The parties hereto recognize that the Company may seek additional funding from outside sources to cover additional expenses related to the Litigation and issue securities (whether in the form of equity or debt) in connection with such funding (“Additional Funding”). In the event Additional Funding is obtained and at such time that an additional Five Hundred Thousand Dollars ($500,000) or more is raised, the Company will convert the principal and interest outstanding under each Note into the same security issued in connection with the Additional Funding. If such Additional Funding results in the issuance of more than one type of security, the Company shall convert the principal and interest outstanding under each Note into such securities on a pro rata basis as to type of security at a conversion price that is the average price of the securities sold in the Additional Funding. The Warrants issued to each Contributor issued in connection with the Loan shall not be affected by the Loan conversion. Furthermore, should the Additional Funding raised equal or exceed One Million Five Hundred Thousand Dollars ($1,500,000), then each Contributor shall promptly inform the Company whether it prefers for its Note to be converted as set herein or would instead prefer to be repaid pursuant to Section 1 above.

4. Piggyback Registration Rights. In connection with the execution of this Agreement and as further consideration for the Loan, the Company shall grant to the Contributors certain registration rights pursuant to the terms and conditions set forth in a Registration Rights Agreement, the form of which is attached hereto as Exhibit B and incorporated herein by reference.

5. Binding Obligation. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6. Severability. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

7. Waiver. No waiver shall be deemed to have been made by any party of any of his or its rights hereunder unless the same shall be in writing and signed by the waiving party. Such waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party in any other respect and at any other time.

8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the principles of conflicts of law.

9. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received original or facsimile counterparts thereof signed by all of the other parties.

IN WITNESS WHEREOF, parties hereto have caused this Contribution Agreement to be made as of the date first above written.

COMPANY:

OURPET’S COMPANY

By:	/s/ Steven Tsengas
Dr. Steven Tsengas, President

CONTRIBUTORS:

SENK PROPERTIES

By:	/s/ Nicholas S. Tsengas
Nicholas S. Tsengas, Managing Partner

By:	/s/ Dr. William M. Fraser
DR. WILLIAM M. FRASER

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